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                                                                  Exhibit 12.6

                       NORTH STAR UNIVERSAL, INC. AND SUBSIDIARIES
                    Computation of Ratio of Earnings to Fixed Charges

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
                                                                       Restated(1)
                                                          -------------------------------------------
For the Years Ended December 31,                 1995        1994        1993        1992        1991
-------------------------------------------------------------------------------------------------------
Earnings:

  Income (loss) from continuing operations
  before income taxes                         $(3,636)    $(4,978)    $(6,366)    $(5,785)     $2,738

  Dividends from Unconsolidated Subsidiaries    1,471       1,471       1,471       1,471       1,471

  Fixed charges                                 4,385       4,455       4,498       4,449       4,722
                                              -------------------------------------------------------

  Income (loss ) from continuing operations
      before income taxes and fixed charges   $ 2,220     $   948     $  (397)    $   135      $8,931
                                              =======================================================
Fixed Charges:

  Interest                                    $ 4,120     $ 4,194     $ 4,223     $ 4,175      $4,351
  Interest portion of rentals                     265         261         275         247         252
  Amortization of debt expense                     --          --          --          27         119
                                              -------------------------------------------------------

                                              $ 4,385     $ 4,455     $ 4,498     $ 4,449      $4,722
                                              =======================================================


Ratio of earnings to fix charges                  .51x        .21x       (.09)x       .03x       1.89x

Earnings coverage deficit below 1:1 ratio     $ 2,165     $ 3,507     $ 4,895     $ 4,314          NA

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(1) Restated for the effects of discontinued operations.